Exhibit 4.5

FIRST AMENDMENT TO THE

METASOLV, INC.

EMPLOYEE STOCK PURCHASE PLAN

THIS FIRST AMENDMENT is effective as set forth below and is made by the Board of Directors of MetaSolv, Inc. (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company has previously established the MetaSolv, Inc. Employee Stock Purchase Plan (the “Plan”), effective August 24, 1999, for the benefit of eligible employees;

WHEREAS, pursuant to Section 13 of the Plan, the Board of Directors of the Company (the “Board”) has the right to make certain amendments to the Plan without the approval of the stockholders of the Company;

WHEREAS, the Board desires to amend the Plan to give the Company the right to terminate Offering Periods (as defined in the Plan); and

WHEREAS, the amendment contemplated herein may be effectuated by the Board without the approval of the stockholders of the Company.

NOW, THEREFORE, the Plan is hereby amended as follows:

Section 6(d) is hereby added to the Plan effective May 1, 2003 to read as follows:

(d)  The right of a Participant to purchase shares of Common Stock on a Purchase Date shall vest on (i) in the case of an Offering Period for which the Board, or any Committee or persons to which the Board delegates, sets a maximum number of shares of Common Stock that may be purchased by a Participant in the Offering Period, the last day of the Offering Period, and (ii) in the case of any other Offering Period, the later of (1) the date any performance conditions, imposed by the Committee before an Offering Period on the exercise of a purchase right, are satisfied as determined by the Committee or (2) the date it becomes certain that there are a sufficient number of shares of Common Stock available for delivery under the Plan to satisfy the shares of Common Stock purchasable by Participants in the Offering Period without regard to the Company’s right to make pro rata allocations as provided in Section 5(a). The

Board may terminate any Offering Period and return all contributions related thereto to Participants prior to the vesting of any purchase rights pursuant to this Section 6(d).

NOW, THEREFORE, be it further provided that, except as stated above, the Plan shall continue to read in its current state.

IN WITNESS WHEREOF, this First Amendment has been executed by a duly authorized officer of the Company as of the date specified below and effective as set forth herein.

METASOLV, INC.

By:	/s/ James P. Janicki
James P. Janicki, Chief Executive Officer

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